ARTICLES OF INCORPORATION

OF

AMROSE OIL COMPANY, INC.

ARTICLE I

Name

The name of this corporation is AMROSE OIL COMPANY, INC.

ARTICLE II

Duration

The term of existence for this corporation is perpetual.

ARTICLE III

Purposes

This corporation is organized for the following purposes:

A. Development and management of oil and gas and other natural resource products for sale to the general public.

B. To transact any other lawful business for which corporations may be incorporated under Nevada law.

ARTICLE IV

Shares

A. The aggregate number of shares which this corporation shall have authority to issue is 50,000,000 shares, all of which are common shares with a par value of $0.001

B. The board of directors of this corporation shall have authority to divide any or all of the shares into series and to fix and determine or to amend the relative rights and preferences of the shares of any series that is wholly unissued or to be established.

ARTICLE V

Registered Office and Agent

The address of the initial registered office of this corporation and the name of its initial registered agent are as follows:

Jay Smith
4790 Caughlin Parkway, Suite 387
Reno, Nevada 89519

ARTICLE VI

Directors

The number of directors constituting the initial board of directors of this corporation is one, and the name and address of the person who is to serve as director until the first annual meeting of shareholders, or until his or her successors are elected and qualified, is as follows:

James Anderson
4790 Caughlin Parkway, Suite 387
Reno, Nevada 89519

ARTICLE VII

Incorporator

The name and address of the incorporator is:

Jay Smith
4790 Caughlin Parkway, Suite 387
Reno, Nevada 89519

ARTICLE VIII

No Preemptive Rights

Shareholders shall have no preemptive rights to acquire uninsured shares of this corporation.

ARTICLE IX

No Cumulative Rights

Shareholders shall have no rights to cumulate votes for the election of directors of this corporation.

ARTICLE X

Limitation of Directors' Liability

A director shall have no personal liability to this corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or for conduct otherwise violating Nevada law, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If Nevada law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors shall be further eliminated or limited to the full extent permitted by the amended law. Any repeal or modification of this article, or any subsequent amendment of current Nevada law affecting directors' liability, shall not adversely affect any right or protection of a director of this corporation existing at the time of the repeal, modification, or amendment for or with respect to an act or omission of the director occurring before the repeal, modification, or amendment.

DATED this 4th day of August 10, 2011.

James Anderson, Board member